Exhibit 5.5

Monica Biringer
Direct Dial: (416) 862-6830
mbiringer@osler.com
Our Matter Number: 1036068

May 9, 2003

We hereby consent to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus dated May 9, 2003 of Placer Dome Inc. (the “Prospectus”), and in this Registration Statement on Form-9, of which the Prospectus forms a part.

Yours very truly,

/s/  Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP